EXHIBIT 99.1

Contact: Timothy P. Walbridge

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: twalbridge@1stcent.com

PRESS RELEASE FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD FIRST QUARTER EARNINGS

www.1stcent.com

Redlands, California—April 10, 2003—1st Centennial Bancorp (OTCBB: FCEN) today announced first quarter operating results. The company reported earnings for the quarter ending March 31, 2003 of $469,000, compared to earnings of $426,000 for the first quarter 2002, representing a 10%, or $43,000 increase. Basic earnings per share were 37 cents for the current quarter compared to 34 cents for the same period last year. Return on average assets and return on average equity for first quarter 2003 were .88% and 10.77%, annualized, respectively, compared to .84% and 11.03%, annualized, respectively, for the same period in 2002. Total assets reached a record high of $218.6 million at March 31, 2003, up from $207.8 million at December 31, 2002.

Total gross loans increased $12.6 million, or 8.8% from $143.4 million to $156.0 million from December 2002 to March 2003. Deposits, at $186.4 million, represent an increase of $3.2 million, or 1.7% from $183.2 million for the same period. The growth in assets, loans, and deposits was due to the continued successful deployment of our business development efforts in, and around the marketplaces we serve. The increase in earnings was in line with management’s expectations, and is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources.

Timothy P. Walbridge, President and Chief Executive Officer, stated, “We are proud to report the highest first quarter earnings in the history of the Company. The increased income is a direct result of management’s financial strategy of quality loan and deposit growth, along with capitalizing on the benefits of enhanced ancillary banking products and services.”

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence and support. We look forward to expanding our opportunities in the marketplace of San Bernardino, Riverside, Orange, and San Diego Counties.”

In January, the Company announced a 5% stock dividend to shareholders of record on February 7, 2003, payable on March 7, 2003. In March, the Company announced that it had filed a registration statement with the Securities and Exchange Commission to cover the offering of up to 225,000 shares of its common stock, all of which would be offered directly by 1st Centennial Bancorp. The Company will use the net proceeds from the offering, which currently is expected to commence later this month, for general working capital purposes.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.